Exhibit T3A.10
ARTICLES OF ORGANIZATION
OF
MPG ALLEGAN PROPERTY, LLC
Article 1.
     The name of the limited liability company is “MPG ALLEGAN PROPERTY, LLC”.
     EXECUTED AND EFFECTIVE as of the 31st day of July, 2003.

MPG ALLEGAN PROPERTY, LLC
By:	/s/ John B. West
John B. West
As its: Organizer